Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

July 26, 2004

Nu Skin Enterprises, Inc.

75 West Center Street

Provo, Utah 84601

Ladies and Gentlemen:

We have acted as counsel to Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the registration and resale of the 6,178,800 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Shares”) that were initially sold in a private placement transaction by the selling stockholders (the “Selling Stockholders”) listed on Schedule I attached to that certain Stock Purchase Agreement, dated as of October 22, 2003, by and among the Selling Stockholders and the purchasers listed on Schedule II attached thereto.

We have examined the Registration Statement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/    Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP